Exhibit 99.1

FOR IMMEDIATE RELEASE	May 4, 2009
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 7
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS FIRST QUARTER 2009 EARNINGS,
MAINTAINS 2009 EARNINGS GUIDANCE RANGE
•	UniSource Energy’s net income for the first quarter of 2009 was $5 million, or $0.14 per diluted share of common stock, compared with a net loss of $3 million, or $0.07 per diluted share, in the first quarter of 2008.

•	UniSource Energy maintains 2009 earnings guidance of $2.55 to $2.90 per diluted share.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported first quarter 2009 net income of $5 million, or $0.14 per diluted share of common stock, compared with a net loss of $3 million, or $0.07 per diluted share, in the same period last year. The increase stems primarily from a lower net loss at Tucson Electric Power (TEP), UniSource Energy’s principal subsidiary.
Earnings Outlook
UniSource Energy is maintaining its earnings guidance for 2009 despite regional economic conditions and mild weather that hampered first-quarter retail energy sales at TEP said Paul Bonavia, Chairman, President and CEO of UniSource Energy. “Although the first-quarter sales fell short of our expectations, our strongest sales months are ahead of us,” Bonavia said.
UniSource Energy’s first-quarter earnings typically lag behind those from other quarterly periods because TEP’s energy sales are at their lowest during the mild winter months. Sales and earnings are expected to increase during the second and third quarters due to high summer temperatures and periods of increased humidity.
Compared with the same period last year, TEP’s first-quarter results reflect an increase in operating and maintenance (O&M) expenses associated with extensive maintenance at some of the company’s key generating units. This work, which was scheduled for a period when energy demand is at its lowest, is another factor that reduced first-quarter earnings below the levels expected in the second and third quarters. “This maintenance work has improved emissions controls and bolstered the reliability of our plants in advance of the summer months when we’ll need them the most,” Bonavia said.
TEP’s retail energy sales in the first quarter were 2.9 percent below the company’s forecast. UniSource Energy’s consolidated base O&M expense was in line with the company’s expectations.
”We will continue to monitor the economy’s effect on our retail energy sales,” Bonavia said. “We have taken steps to reduce O&M costs, and we are prepared to make additional adjustments if energy usage continues to lag behind our projections.”

Tucson Electric Power
2009 compared with 2008
We expect UniSource Energy’s net income and results from operations to improve in 2009 compared with 2008 due primarily to the following reasons:
•	A 6-percent base rate increase that was effective December 1, 2008 for TEP’s customers, and the implementation of a purchased power and fuel adjustment clause (PPFAC) at TEP beginning January 1, 2009. The base rate increase should generate approximately $50 million of additional revenue based on 2008 retail kilowatt-hour (kWh) sales levels, while the PPFAC allows TEP to pass through actual fuel and purchased power costs to retail customers. As a result of the PPFAC, relative to prior periods, TEP’s net income will not be nearly as sensitive to changes in fuel and purchased power costs or revenues from short-term wholesale sales, which offset recoverable PPFAC costs.

•	No amortization expense related to TEP’s Transition Recovery Asset (TRA) will be recorded in 2009 since that asset became fully amortized in May 2008. In 2008, TEP recorded TRA amortization of $24 million.

•	TEP will not defer recognition of any revenues subject to refund during 2009. During 2008, TEP deferred $58 million of revenue to be refunded.
These factors will be partially offset by:
•	Higher operating costs due to increases in pension-related expenses and planned generating plant maintenance; and

•	An increase in depreciation and amortization expense caused by an increase in plant in service, and the effects of the December 2008 TEP rate order that increased depreciation rates on certain assets and amortization expense related to certain regulatory assets.
First Quarter 2009 Results of Operations
TEP reported a net loss of $1 million in the first quarter of 2009, compared with a net loss of $9 million during the same period in 2008.
•	Retail electric revenues, excluding the pass-through components for renewable energy and DSM surcharges were down 3.2 percent, or $5 million.
•	Retail kWh sales fell 4.8 percent year-over-year due to the weak economy and milder weather.

•	Despite weak economic conditions, TEP’s retail customer base grew by approximately 1 percent year-over-year.
•	PPFAC-related expenses decreased by $14 million due to lower retail demand, which reduced generation and purchase volumes and lower wholesale market prices for energy and natural gas.

•	Planned generating plant maintenance and outages ($10 million increase) and pension-related costs ($3 million increase) contributed to a $16 million increase in O&M expense.

•	Amortization of TEP’s Transition Recovery Asset (TRA) ended in May 2008, resulting in a $17 million decrease in amortization in the first quarter of 2009 compared with the first quarter of 2008.

•	Depreciation and amortization increased $4 million due to plant additions, new depreciation rates for generating assets and amortization of regulatory assets resulting from the 2008 TEP rate order.
UNS Gas
UNS Gas reported net income of $4.9 million in the first quarter of 2009, compared with net income of $6.3 million during the same period last year. Retail therm sales fell 15.1 percent due to warmer winter weather and economic conditions. The weak economy also contributed to a lack of customer growth compared with the same period last year.
A request for higher UNS Gas rates is pending before the Arizona Corporation Commission (ACC). The company has requested an average base rate increase of 6 percent, or approximately $9.5 million, to cover increases in capital and operating costs. Hearings before an administrative law judge are scheduled to begin Aug. 10, 2009.
UNS Electric
UNS Electric reported net income of $0.8 million for the first quarter of 2009, compared with net income of $0.5 million in the first quarter of 2008. As with TEP, UNS Electric’s operations are seasonal in nature, with peak energy demand occurring in the summer months.
First-quarter retail energy kWh sales rose 1.2 percent compared with the same period last year due to the operations of a new copper mine in the company’s service area. Excluding mining sales, UNS Electric’s retail kWh sales fell 6.6 percent compared with the same period last year due to mild weather and the weak economy.
On April 30, 2009, UNS Electric filed a general rate case with the ACC requesting an average base rate increase of $13.5 million, or 7.4 percent over 2008 retail revenues to cover its rising service costs. The filing also included a proposal to acquire, and put into its rate base, the Black Mountain Generating Station, a gas-fired facility in UNS Electric’s service territory that is owned and operated by sister company UniSource Energy Development.

Net Income and Earnings per Share Summary

	1st Quarter
Net Income	2009	2008
	-Millions-
Tucson Electric Power	($0.5)	($8.9)
UNS Gas	4.9	6.3
UNS Electric	0.8	0.5
Other (1)	(0.2)	(0.5)

Net Income	$5.0	($2.6)

Avg. Basic Shares Outstanding (millions)	35.7	35.6

	1st Quarter
Earnings Per UniSource Energy Share	2009	2008
Tucson Electric Power	($0.01)	($0.25)
UNS Gas	0.14	0.18
UNS Electric	0.02	0.01
Other (1)	(0.01)	(0.01)

Net Income per Basic Share	$0.14	($0.07)

Net Income per Diluted Share (2)	$0.14	($0.07)

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.

(2)	For the first quarters of 2009 and 2008, 4 million of potentially dilutive shares and after-tax interest expense of $1 million were not included in the computation of diluted EPS because doing so would be anti-dilutive.
UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings.
Seasonality of Earnings
The net income and results of operations of UniSource Energy’s utility businesses are seasonal in nature. TEP and UNS Electric are summer-peaking utilities and historically have recorded a majority of their net income during the second and third quarters when hot weather drives increases in energy consumption. Energy demand from UNS Gas customers typically peaks during the winter, and that company records the majority of its net income during the first and fourth quarters. Historically, UniSource Energy on a consolidated basis has recorded approximately 60 percent of its net income in the second and third quarters.
TEP’s new rates, which include higher charges for higher levels of energy use, are expected to shift an even greater share of the company’s earnings to those periods. Moreover, the company’s earnings will no longer benefit from the sale of excess energy during periods of lower consumption, including the first and fourth quarters, since that wholesale revenue is now credited against charges included in the new PPFAC.
In 2009, UniSource Energy estimates that approximately 80 percent of its net income will be earned in the second and third quarters.

In conjunction with this earnings announcement, UniSource Energy has posted detailed information on its Web site about the company’s results in the first quarter of 2009. These materials are available at uns.com
Conference Call and Webcast
UniSource Energy will host a conference call on Tuesday, May 5 at 3 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in five to 10 minutes prior to the start.
Dial in: (877) 582-0446
Reference code: 96868694
The conference call will also be broadcast on UniSource Energy’s website. The webcast can be accessed at uns.com and the telephone replay will be available for seven days.
Replay Number: (800) 642-1687
Reference Code: 96868694
UniSource Energy is a Tucson, Arizona based company with consolidated assets of approximately $3.5 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power Company, which serves more than 400,000 customers in southern Arizona and UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona. For more information about UniSource Energy and its subsidiaries, visit uns.com.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2009 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2009 RESULTS

UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income (Loss)	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$201,352	$198,541	$2,811	1.4
Electric Wholesale Sales	35,295	52,367	(17,072)	(32.6)
Gas Revenue	58,303	65,431	(7,128)	(10.9)
Other Revenues	16,907	13,795	3,112	22.6

Total Operating Revenues	311,857	330,134	(18,277)	(5.5)

Operating Expenses
Fuel	54,817	69,224	(14,407)	(20.8)
Purchased Energy	76,695	108,081	(31,386)	(29.0)
Transmission	2,259	3,664	(1,405)	(38.3)
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	6,702	(6,339)	13,041	N/M

Total Fuel and Purchased Energy	140,473	174,630	(34,157)	(19.6)
Other Operations and Maintenance	84,954	67,489	17,465	25.9
Depreciation and Amortization	40,675	36,154	4,521	12.5
Amortization of 1999 Transition Recovery Asset	—	17,250	(17,250)	N/M
Taxes Other Than Income Taxes	12,455	12,594	(139)	(1.1)

Total Operating Expenses	278,557	308,117	(29,560)	(9.6)

Operating Income	33,300	22,017	11,283	51.2

Other Income (Deductions)
Interest Income	2,098	3,165	(1,067)	(33.7)
Other Income	1,458	3,036	(1,578)	(52.0)
Other Expense	(1,484)	(1,128)	(356)	(31.6)

Total Other Income (Deductions)	2,072	5,073	(3,001)	(59.2)

Interest Expense
Long-Term Debt	14,644	17,245	(2,601)	(15.1)
Interest on Capital Leases	12,809	13,077	(268)	(2.0)
Other Interest Expense	470	1,141	(671)	(58.8)
Interest Capitalized	(726)	(1,548)	822	53.1

Total Interest Expense	27,197	29,915	(2,718)	(9.1)

Income (Loss) Before Income Taxes	8,175	(2,825)	11,000	N/M

Income Tax Expense (Benefit)	3,256	(210)	3,466	N/M

Net Income (Loss)	$4,919	$(2,615)	$7,534	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,665	35,559	106	0.3

Basic Earnings (Loss) per Share	$0.14	$(0.07)	$0.21	N/M

Diluted Earnings (Loss) per Share	$0.14	$(0.07)	$0.21	N/M

Dividends Declared per Share	$0.290	$0.240	$0.050	20.8

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2009 RESULTS

TUCSON ELECTRIC POWER COMPANY Comparative Condensed Consolidated Statements of Income (Loss)	Three Months Ended
(in thousands of dollars, except per share amounts)	March 31,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$157,764	$161,923	$(4,159)	(2.6)
Electric Wholesale Sales	37,758	52,313	(14,555)	(27.8)
Other Revenues	17,752	14,366	3,386	23.6

Total Operating Revenues	213,274	228,602	(15,328)	(6.7)

Operating Expenses
Fuel	51,440	69,209	(17,769)	(25.7)
Purchased Energy	23,042	32,221	(9,179)	(28.5)
Transmission	548	2,039	(1,491)	(73.1)
Increase (Decrease) to reflect PPFAC Recovery Treatment	(368)	—	(368)	N/M

Total Fuel and Purchased Energy	74,662	103,469	(28,807)	(27.8)
Other Operations and Maintenance	74,734	58,584	16,150	27.6
Depreciation and Amortization	35,050	31,290	3,760	12.0
Amortization of 1999 Transition Recovery Asset	—	17,250	(17,250)	N/M
Taxes Other Than Income Taxes	10,256	10,549	(293)	(2.8)

Total Operating Expenses	194,702	221,142	(26,440)	(12.0)

Operating Income	18,572	7,460	11,112	N/M

Other Income (Deductions)
Interest Income	2,070	2,788	(718)	(25.8)
Other Income	1,331	2,298	(967)	(42.1)
Other Expense	(1,128)	(1,013)	(115)	(11.4)

Total Other Income (Deductions)	2,273	4,073	(1,800)	(44.2)

Interest Expense
Long-Term Debt	9,191	11,712	(2,521)	(21.5)
Capital Leases	12,805	13,070	(265)	(2.0)
Other Interest Expense	349	1,005	(656)	(65.3)
Interest Capitalized	(634)	(1,056)	422	40.0

Total Interest Expense	21,711	24,731	(3,020)	(12.2)

Income (Loss) Before Income Taxes	(866)	(13,198)	12,332	93.4
Income Tax Expense (Benefit)	(313)	(4,336)	4,023	92.8

Net Income (Loss)	$(553)	$(8,862)	$8,309	93.8

	Three Months Ended
Tucson Electric Power	March 31,		Increase / (Decrease)
Electric MWh Sales:	2009	2008	Amount	Percent
Retail Sales	1,929,258	2,027,082	(97,824)	(4.8)
Wholesale Sales	829,982	943,209	(113,227)	(12.0)

Total	2,759,240	2,970,291	(211,051)	(7.1)

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.